Exhibit A

                           NETWORK LONG DISTANCE, INC.
                   NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

         This Stock Option Award Agreement (the "Award Agreement"), made effective the 1st day of July, 1997 (the "Date of Grant") evidences the grant, by Network Long Distance, Inc. (the "Company"), of a stock option to Timothy A. Barton (the "Grantee") on the date hereof (the "Date of Grant"). By executing this Award Agreement, the Grantee agrees to be bound by the provisions hereof.

         1. Shares Optioned and Option Price. The Grantee shall have an option to purchase 50,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), at an exercise price of $9.375 for each share (the "Option"), subject to the terms and conditions of this Award Agreement. The Option is not, nor is it intended to be, an Incentive Stock Option as described in section 422 of the Internal Revenue Code of 1986.

         2. Exercise Period. The Option may be exercised, from time to time, at any time after the date hereof; provided, however, that the Grantee's right to exercise the Option shall terminate on, and this Option shall be null and void following, the earliest to occur of the following dates (the "Termination Date"):

         a.       the fifth anniversary of the Date of Grant;

         b. the first anniversary of the date of the Grantee's termination of employment on account of death;

         c. the date of the Grantee's termination of employment for any reason whatsoever, whether voluntarily or involuntarily and with or without cause, but other than on account of death.

         3. Exercise. To the extent that the Option is exercisable hereunder, it may be exercised in full or in part by the Grantee or, in the event of the Grantee's death, by the person or persons to whom the Option was transferred by will or the laws of descent and distribution, by delivering or mailing written notice of the exercise and full payment of the purchase price to the Secretary of the Company. The written notice shall be signed by each person entitled to exercise the Option and shall specify the address and social security number of each person. If any person other than the Grantee purports to be entitled to exercise all or any portion of the Option, the written notice shall be accompanied by proof, satisfactory to the Secretary of the Company, of that entitlement. The written notice shall be accompanied by full payment in cash (including personal check), in Shares represented by certificate transferring ownership to the Company and with an aggregate value equal to the purchase price on the date the written notice is received by the Secretary, or in any combination of cash and Shares, provided that payment in full or part by the transfer of Shares shall be subject to approval by the Board of Directors (the "Board"). The written notice will be effective



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and the Option shall be deemed  exercised to the extent  specified in the notice on the date that the written notice (together with required accompaniments and payment) is received by the Secretary of the Company at its then executive offices during regular business hours.

         4. Transfer of Shares Upon Exercise. As soon as practicable after receipt of an effective written notice of exercise and full payment of the purchase price as provided in paragraph 3, the Secretary of the Company shall cause ownership of the appropriate number of Shares to be transferred to the person or persons exercising the Option by having a certificate or certificates for those Shares registered in the name of such person or persons and shall have each certificate delivered to the appropriate person. Notwithstanding the foregoing, if the Company or a subsidiary required reimbursement of any tax required by law to be withheld with respect to Shares received upon exercise of an Option, the Secretary shall not transfer ownership of those Shares until the required payment is made.

         5. Transferability of Options. The rights under this Award Agreement may not be transferred except by will or the laws of descent and distribution. The rights under this Award Agreement may be exercised during the lifetime of the Grantee only by the Grantee.

         6. Taxes. The Grantee will be solely responsible for any Federal, state or local income taxes imposed in connection with the exercise of the Option or the delivery of Shares incident thereto, and the Grantee authorizes the Company or any subsidiary to make any withholding for taxes which the Company deems necessary or proper in connection therewith, from any amounts due to the Grantee by the Company. Subject to approval by the Board, the Grantee may satisfy such withholding obligations, in whole or in part, by (a) electing to have the Company Shares then owned by Grantee having a value equal to the amount required to be withheld.

         7. Risk of Investment. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Shares after the exercise of this Option in whole or in part. The Grantee agrees that the Shares acquired on exercise of this Option shall be acquired for his or her own account for investment only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "Securities Act") or other applicable securities laws. If the Board so determines, any stock certificates issued upon exercise of this Option shall bear a legend to the effect that the Shares have been so acquired. The Company may, but in no event shall be required to, bear any expenses of complying with the Securities Act, other applicable securities laws or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification, or transfer, as the case may be, of this Option or any Shares acquired upon the exercise thereof. The foregoing restrictions on the transfer of the Shares shall be inoperative if (a) the Company previously shall have been furnished with an opinion of counsel, satisfactory to it, to the effect that such transfer will not involve any violation of the Securities Act and other applicable securities laws or (b) the Shares shall have been duly registered in compliance with the Securities Act and other applicable state or federal securities laws.




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         8. No Disclosure  Obligation.  The Grantee acknowledges and agrees that neither the Company nor any of its Board members or officers has any duty or obligation to disclose to the Grantee any material information regarding the business of the Company or affecting the value of the Shares before or at the time of a Grantee's Termination of Service, including, without limitation, any information concerning plans for the Company to be acquired by or merged with or into another firm or entity.

         9. Governing Law. This Award shall be governed under the laws of the State of Delaware.


                                             NETWORK LONG DISTANCE, INC.



                                             By:  /s/ John V. Leaf
                                                      John V. Leaf
                                             Title:  Secretary


ACKNOWLEDGMENT

         The undersigned Grantee acknowledges that he or she understands and agrees to be bound by each of the terms and conditions of this Award Agreement.



Timothy A. Barton                                  /s/ Timothy A. Barton
   Printed Name                                          Signature





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